Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Revenue Increased 6.4%
to $5.4 Million in First Quarter 2020

●	Strong Contract Services demand and Drill-N-Ream® performance in Middle East drove growth

●	Cash generated from operations of $2.2 million in the quarter

●	Company responding rapidly to severe state of the global oil industry

●	Executed amendment to Hard Rock Note deferring $1.5 million in principal payments into 2021 and 2022

●	Exclusivity restrictions for drill bit repair lifted by legacy customer

VERNAL, UT, May 8, 2020 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the first quarter ended March 31, 2020.

Troy Meier, Chairman and CEO, noted, “We were off to a strong start early in the year because of the success of the Drill-N-Ream (DNR) well bore conditioning tool. Even as the oil & gas industry weakened over the last year, we were on pace to exceed our earlier expectations for 2020 when the world suddenly changed in March. The COVID-19 pandemic impact on the oil industry is creating significant declines in the North American rig count, which had already been falling. As a result, demand for our products and services in the U.S. has declined. We are anticipating activity will slow in the Middle East as well. We believe the actions we have taken will enable us to weather this storm and be in a solid position when the market stabilizes. As we previously announced, cost reductions included the reduction of executives’ salaries and directors’ fees by 20%, compensation reductions of 5% to 10% for management and salaried staff, work force reductions and deferral of product development. In addition, we have implemented hiring freezes and eliminated discretionary spending.”

He added, “We have been working with our customers to address their needs while also protecting ours. We are working as well with our lenders to address our balance sheet and debt service requirements. The following summarizes our efforts:

●	We have negotiated new pricing with our primary U.S. DNR customer that discounts prices, but increases rates on rush repairs.

●	We have executed an amendment with our legacy Contract Services customer that eliminated the minimum volume requirements for them, but also lifted exclusivity restrictions for us.

●	We executed on May 6, 2020, an amendment to the Hard Rock Note that defers the payments for the remaining $1.5 million in principal due to July 2021 and October 2022. Interest payments will continue on schedule.

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

●	We are in discussion with our bank regarding extending the maturity of the mortgage on our Vernal, UT manufacturing campus, which currently matures on February 2021.”

First Quarter 2020 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands,except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019	Change Sequential	Change Year/Year
Tool Sales/Rental	$1,768	$1,196	$1,753	47.8%	0.9%
Other Related Tool Revenue	1,845	1,708	1,691	8.0%	9.1%
Tool Revenue	3,613	2,904	3,444	24.4%	4.9%
Contract Services	1,745	1,437	1,592	21.4%	9.6%
Total Revenue	$5,358	$4,341	$5,036	23.4%	6.4%

When compared with the prior-year period, revenue grew 6.4%. The growth reflected strong performance by the DNR in the Middle East, higher Other Related Tool revenue from increased DNR activity in the U.S. and higher demand for Contract Services from the expanded contract with the Company’s legacy customer. North America revenue was down just 5% while the average U.S. drill rig count was down 25% in the quarter compared with the prior-year period. International revenue expanded nearly fourfold to $777 thousand.

Mr. Meier added, “The solid performance of the DNR, demonstrated by the rapid growth in the
Middle East and increased market penetration in the U.S., despite a significantly reduced market, is a true testament to the value the tool brings to production efficiencies and cost reduction at the wellhead.”

First Quarter 2020 Operating Costs

($ in thousands,except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019	Change Sequential	Change Year/Year
Cost of revenue	$2,315	$2,063	$2,043	12.2%	13.3%
As a percent of sales	43.2%	47.5%	40.6%
Selling, general & administrative	$2,018	$1,901	$2,069	6.2%	(2.5)%
As a percent of sales	37.7%	43.8%	41.1%
Depreciation & amortization	$761	$748	$1,011	1.7%	(24.8)%
Total operating expenses	$5,093	$4,712	$5,123	8.1%	(0.6)%
Operating Income (loss)	$265	$(371)	$(87)	NM	NM
As a % of sales	4.9%	(8.5)%	(1.7)%
Other (expense) income including income tax (expense)	$(67)	$533	$(159)	NM	NM
Net income (loss)	$198	$125	$(246)	58.9%	NM
Diluted earnings (loss) per share	$0.01	$0.00	$(0.01)	57.7%	NM
Adjusted EBITDA(1)	$1,221	$621	$1,194	96.6%	2.2%

(1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The cost of revenue increased approximately $271 thousand over the prior-year period on higher volume, as well as employee severance related costs. As a percentage of revenue, cost of sales was 43% and 41% for the three months ended March 31, 2020, and 2019, respectively. The increase was due to international start-up costs and severance costs.

The 2.5% decline in selling, general and administrative expense (SG&A) was primarily due to a decrease in stock compensation expense and accrued bonus expense.

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

Depreciation and amortization expense decreased approximately 25% to $761 thousand due to lower amortization expense as a result of fully amortizing a portion of intangible assets in May 2019.

Chris Cashion, Chief Financial Officer commented, “As a result of the actions the Company has taken in response to the impact of COVID-19 on the global oil industry, we have reduced our cash burn to approximately $1.1 million.”

Net income for the quarter was $198 thousand, up from a net loss of $246 thousand in the first quarter of 2019. Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, decreased as a percent of revenue by 93 basis points to 22.8% compared with the first quarter of 2019.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

Balance Sheet and Liquidity

The Cash balance at the end of the quarter was $3.3 million, up from $1.2 million at the end of 2019. The increase was the result of the reduction in accounts receivables and strong cash from operations. Cash generated from operations was $2.2 million, compared with $0.9 million in the first quarter of 2019.

Capital expenditures were $38 thousand in the first quarter and was primarily for tools to support the expansion in the Middle East. In addition, approximately $48 thousand of finished DNR inventory was converted to property, plant and equipment to serve the Middle East.

Total debt at the end of the first quarter was $7.6 million, down $0.4 million, or 4.0%, compared with
$8.0 million at December 31, 2019.

Following the end of the quarter, the Company made a $750,000 principal payment on the Hard Rock Note. On May 6, 2020, the Company executed an amendment to its Hard Rock Note that was effective April 16, 2020. Under the amended and restated note, the maturity date of the Hard Rock Note was extended to October 5, 2022. The amendment provides for the last two principal payments of $750,000 each for the remaining $1.5 million balance to be extended to July 5, 2021 and October 5, 2022. Quarterly interest will accrue as of the effective date of the amendment at a rate of 8.0% per annum compared with the previous 7.25% interest rate. Accrued interest will continue to be paid on the unchanged quarterly schedule.

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, May 15, 2020. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13700720, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC

(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
For the Quarter Ended March 31, 2020 and 2019

(unaudited)

	For the Three Months
	Ended March 31,
	2020	2019

Revenue
North America	$4,580,510	$4,828,277
International	777,253	208,069
Total revenue	$5,357,763	$5,036,346

Operating cost and expenses
Cost of revenue	2,314,508	2,043,028
Selling, general, and administrative expenses	2,017,899	2,069,040
Depreciation and amortization expense	760,764	1,011,105

Total operating costs and expenses	5,093,171	5,123,173

Operating Income (loss)	264,592	(86,827)

Other income (expense)
Interest income	4,688	18,933
Interest expense	(177,258)	(177,982)
Loss on Fixed Asset Impairment	(30,000)	-
Gain (loss) on sale or disposition of assets	142,234	-
Total other expense	(60,336)	(159,049)

Income (loss) Before Income Taxes	$204,256	$(245,876)

Income tax expense	(6,210)	-
Net Income (loss)	$198,046	$(245,876)

Basic income (loss) earnings per common share	$0.01	$(0.01)

Basic weighted average common shares outstanding	25,418,126	25,018,098

Diluted income (loss) per common Share	$0.01	$(0.01)

Diluted weighted average common shares outstanding	25,418,126	25,018,098

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$3,349,252	$1,217,014
Accounts receivable, net	3,225,090	3,850,509
Prepaid expenses	94,856	139,070
Inventories	1,179,247	924,032
Asset held for sale	40,000	252,704
Other current assets	-	252,178

Total current assets	7,888,445	6,635,507

Property, plant and equipment, net	7,657,789	8,045,692
Intangible assets, net	1,694,445	1,986,111
Right of use Asset (net of amortizaton)	$238,791	$-
Other noncurrent assets	93,619	93,619
Total assets	$17,573,089	$16,760,929

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$1,551,104	$945,414
Accrued expenses	716,790	683,832
Customer Deposits	-	61,421
Income tax payable	22,090	15,880
Current portion of Operating Lease Liability	149,811	-
Current portion of long-term debt, net of discounts	5,054,692	4,102,543

Total current liabilities	$7,494,487	$5,809,090

Operating Lease Liability	88,980	-
Long-term debt, less current portion, net of discounts	2,581,604	3,848,863
Total liabilities	$10,165,071	$9,657,953

Stockholders’ equity
Common stock (25,418,126 and 25,418,126)	25,418	25,418
Additional paid-in-capital	40,176,387	40,069,391
Accumulated deficit	(32,793,787)	(32,991,833)
Total stockholders’ equity	$7,408,018	$7,102,976
Total liabilities and shareholders’ equity	$17,573,089	$16,760,929

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For The Quarters Ended March 31, 2020 and 2019
(unaudited)

	March 31, 2020	December 31, 2019
Cash Flows From Operating Activities
Net Income (Loss)	$198,046	$(936,423)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	760,764	3,428,403
Share-based compensation expense	106,996	629,180
Loss on disposition of rental fleet	-	37,568
Loss (Gain) on sale or disposition of assets	(142,234)	(15,647)
Impairment on asset held for sale	30,000	6,143
Amortization of deferred loan cost	4,631	14,942
Changes in operating assets and liabilities:
Accounts receivable	625,419	(1,577,320)
Inventories	(303,122)	(680,904)
Prepaid expenses and other noncurrent assets	296,392	(299,373)
Accounts payable and accrued expenses	660,731	257,533
Income Tax expense	6,210	12,240
Other long-term liabilities	(61,421)	61,421
Net Cash Provided By Operating Activities	2,182,412	937,763

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(37,850)	(509,055)
Proceeds from sale of fixed assets	117,833	-
Net Cash Provided By (Used In) Investing Activities	79,983	(509,055)

Cash Flows From Financing Activities
Principal payments on debt	(975,440)	(4,746,145)
Proceeds received from debt borrowings	72,520	1,150,000
Payments on Revolving Loan	(39,461)	(1,924,939)
Proceeds received from Revolving Loan	812,224	2,118,226
Debt issuance Costs	-	(73,603)
Net Cash Used In Financing Activities	(130,157)	(3,476,461)

Net change in Cash	2,132,238	(3,047,753)
Cash at Beginning of Period	1,217,014	4,264,767
Cash at End of Period	$3,349,252	$1,217,014

Supplemental information:
Cash paid for interest	$182,369	$577,814
Non-cash payment of other liabilities by offsetting recovery of related-party note receivable	$-	$377,746
Inventory converted to property, plant and equipment	$47,907	$-
Long term debt paid with Sale of Plane	$211,667	$-

- MORE -

Superior Drilling Products, Inc. Revenue Increased 6.4% to 5.4 Million in First Quarter 2020
May 8, 2020

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

($, in thousands)	Three Months Ended
	March 31, 2020	March 31, 2019	December 31, 2019

GAAP net income	$198,046	$(245,876)	$124,634
Add back:
Depreciation and amortization	760,764	1,011,105	748,333
Interest expense, net	172,570	159,049	165,397
Share-based compensation	106,996	181,852	155,464
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	6,210	-	18,550
(Gain) Loss on disposition of assets	(112,234)	-	(1,500)
Recovery of Related Party Note Receivable	-	-	(678,148)
Non-GAAP adjusted EBITDA(1)	$1,220,552	$1,194,330	$620,930

GAAP Revenue	$5,357,763	$5,036,346	$4,341,010
Non-GAAP Adjusted EBITDA Margin	22.8%	23.7%	14.3%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

- END -